Exhibit 99.1

FOR RELEASE 6:30 A.M., Tuesday, February 22, 2011

Investors:	Valerie Haertel (201) 269-5781 valerie_haertel@medco.com	Media:	Lowell Weiner (201) 269-6986 lowell_weiner@medco.com
Medco Delivers Record Fourth-Quarter and Full-Year 2010 Earnings
Fourth-Quarter 2010 GAAP Diluted EPS of $0.88, Up 25.7 Percent; Diluted EPS
Excluding Amortization of Intangible Assets from the 2003 Spin-off of $0.94, Up
23.7 Percent
Full-Year 2010 GAAP Diluted EPS of $3.16, Up 21.1 Percent; Diluted EPS
Excluding Amortization of Intangible Assets from the 2003 Spin-off of $3.40, Up
20.1 Percent
Reaffirms 2011 EPS Guidance
Fourth-Quarter 2010 Highlights:
•	GAAP diluted earnings per share (EPS) increased 25.7 percent to a record $0.88 from $0.70 in fourth-quarter 2009
•	Diluted EPS, excluding amortization of intangible assets from the 2003 spin-off, increased 23.7 percent to a record $0.94 from $0.76 in fourth-quarter 2009
•	Total net revenues increased 11.1 percent to a record $16.9 billion, with service revenues up 58.7 percent to a record $350 million
•	Gross margin increased 13.1 percent to a record $1.16 billion, representing a gross margin percentage of 6.9 percent, up 20 basis points from fourth-quarter 2009
•	EBITDA increased 13.2 percent to a record $786.5 million, and EBITDA per adjusted prescription increased 5.2 percent to $3.22
•	Mail-order prescriptions increased 7.3 percent to a record 27.9 million, with generic volumes increasing 15.1 percent to a record 17.5 million
•	Generic dispensing rate increased 3.9 percentage points to a record 72.2 percent
•	Specialty pharmacy revenues increased 21.3 percent to a record of nearly $3.0 billion
Full-Year 2010 Highlights:
•	GAAP diluted EPS increased 21.1 percent to a record $3.16 from $2.61 in 2009
•	Diluted EPS, excluding amortization of intangible assets from the 2003 spin-off, increased 20.1 percent to a record $3.40 from $2.83 in 2009
•	Total net revenues increased 10.3 percent to a record of nearly $66.0 billion, with service revenues up 28.0 percent to a record $1.08 billion
•	Gross margin increased 7.7 percent to a record $4.34 billion, representing a gross margin percentage of 6.6 percent

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 2
•	EBITDA increased 8.1 percent to a record $2.97 billion, yielding a full-year record of $3.11 per adjusted prescription

•	Mail-order prescriptions increased 6.5 percent to a record 109.8 million, with generic volumes increasing 13.4 percent to a record 67.6 million
•	Generic dispensing rate increased 3.5 percentage points to a full-year record 71.0 percent
•	Specialty pharmacy revenues increased 19.1 percent to a record of over $11.3 billion
2011 Guidance Reaffirmed:
•	The 2011 EPS guidance remains unchanged from previous guidance. Full-year 2011 GAAP diluted EPS is expected in the range of $3.53 to $3.66, representing growth of 12 to 16 percent over 2010. The projected 2011 EPS growth percentage range changed from the previous 12 to 17 percent to 12 to 16 percent, solely the result of 2010 actual results achieving the high-end of the 2010 EPS guidance range.
•	Full-year 2011 diluted EPS, excluding all intangible amortization, is expected in the range of $3.99 to $4.12, representing growth of 12 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9). See the GAAP diluted EPS discussion above regarding the 12 to 16 percent growth percentage range.
•	For reference, though this non-GAAP EPS measure will not be used in 2011, diluted EPS excluding intangible amortization from the 2003 spin-off is expected to increase to a range of $3.80 to $3.93, representing growth of 12 to 16 percent over 2010 (please see Table 9).
FRANKLIN LAKES, N.J., Feb. 22, 2011 —Medco Health Solutions, Inc. (NYSE: MHS) today reported record fourth-quarter 2010 GAAP diluted EPS of $0.88, up 25.7 percent compared to $0.70 for the fourth quarter of 2009. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, fourth-quarter 2010 diluted earnings per share increased 23.7 percent to a record $0.94, from $0.76 in the fourth quarter of 2009.
Medco also reported record full-year 2010 GAAP diluted EPS of $3.16, up 21.1 percent over 2009. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, full-year 2010 diluted EPS was a record $3.40.
Medco also reaffirmed its EPS guidance for full-year 2011, projecting GAAP diluted EPS of $3.53 to $3.66 and diluted EPS excluding all intangible amortization (a new measure) of $3.99 to $4.12.
“We reported record fourth-quarter and full-year 2010 results at the high end of our expectations, delivering on all key financial and operating metrics including EPS, gross margin, EBITDA per adjusted script, and mail-order volume. Our strategic drive to ‘make medicine smarter’ in 2010 created strong growth in our core business and a commendable 35 percent return on invested capital. It was a year of expansion into international markets through the creation of our joint venture with Celesio, and meaningful advancement of our research capabilities with the acquisition of United BioSource,” said Medco Chairman and Chief Executive Officer, David B. Snow Jr.
“During the year, we also advanced our specialist pharmacy operations by enhancing reporting to clients and patients and opening a new Medco Oncology Therapeutic Resource Center® within our newly operational third automated dispensing facility located in Indiana, and we supplemented our personalized medicine capabilities through the acquisition of DNA Direct,” Snow said.

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“Our success this year can be measured in many ways — by the savings we delivered to our clients from closing 2.3 million gaps in care and improving health outcomes, by the nearly $3.7 billion in generic savings delivered to our clients and members, and by Medco’s continued strong sales and client retention rates, endorsing the overall value of the services we deliver. Annualized new-named and net-new sales for 2010 each reached $5.3 billion. For 2011, our annualized new-named sales now stand at $1.7 billion and net-new sales for 2011 are now $1.5 billion, up from the $1.4 billion previously disclosed on our third quarter earnings call, and our client retention rate as measured by drug spend remains in excess of 99 percent,” added Snow.
Fourth-Quarter Financial and Operational Results
Medco reported record fourth-quarter 2010 net revenues of $16.9 billion, representing an 11.1 percent increase over fourth-quarter 2009 — primarily the result of contributions from new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. Included in this performance was service revenues growth of 58.7 percent, reflecting record revenues of $350 million compared to $220 million in fourth-quarter 2009. This increase was associated with the United BioSource (UBC) acquisition and growth in Medco’s service offerings across the company.
Medco’s generic dispensing rate increased 3.9 percentage points from fourth-quarter 2009 to a record 72.2 percent. The mail-order generic dispensing rate increased 4.6 percentage points to a record 62.9 percent and the retail generic dispensing rate increased 3.8 percentage points to a record 73.8 percent. Higher volumes of lower-priced generic drugs reduced net revenues for fourth-quarter 2010 by a record amount of approximately $1.1 billion, delivering significant savings to clients and members.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was a record 244.3 million, a 7.4 percent increase over the fourth quarter of 2009. Mail-order prescription volume was a record 27.9 million, a 7.3 percent increase from fourth-quarter 2009. Importantly, generic mail-order prescription volumes increased 15.1 percent to a record 17.5 million, while brand-name mail-order prescription volumes decreased 3.7 percent to 10.4 million prescriptions in the fourth quarter of 2010.
Significant new business wins also drove higher retail volumes, reaching a record of 161.4 million prescriptions, a 7.5 percent increase over fourth-quarter 2009. The fourth-quarter 2010 adjusted mail-order penetration rate of 33.9 percent remained consistent with the 34.0 percent in the fourth quarter of 2009.
Total gross margin for fourth-quarter 2010 reached a record $1.16 billion, representing a 13.1 percent increase over fourth-quarter 2009. The total gross margin percentage increased 20 basis points to 6.9 percent from 6.7 percent in the fourth quarter of 2009, a result of the strong fourth-quarter 2010 generic mail-order prescription volume and growth in service margin.
Total selling, general and administrative (SG&A) expenses of $428.5 million increased 14.1 percent, or $53.0 million, from fourth-quarter 2009, reflecting increased expenses associated with UBC, as well as higher professional fees and other expenses associated with strategic initiatives. When excluding the UBC effect, SG&A expenses for fourth-quarter 2010 increased 8.6 percent, or $32.2 million, from fourth-quarter 2009.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached a record $786.5 million, an increase of 13.2 percent, or $91.6 million, over the same period last year. EBITDA per adjusted prescription for fourth-quarter 2010 reached $3.22, a 5.2 percent increase over the $3.06 in the fourth quarter of 2009 (please see Table 6).

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Total interest and other (income) expense, net, of $50.4 million in fourth-quarter 2010 reflects an increase of $10.5 million compared to the same period in 2009, attributable to higher debt levels from the $1.0 billion senior notes issuance which closed on Sept. 10, 2010 and was associated with the acquisition of UBC.
Income before the provision for income taxes for the fourth quarter reached $607.3 million, an increase of 13.3 percent compared to $536.2 million in the fourth quarter of 2009.
The fourth-quarter 2010 effective tax rate of 37.7 percent was 1.4 percentage points higher than the same period in 2009, primarily reflecting a 2009 benefit from state-related income tax items.
Net income increased 10.8 percent over the same quarter last year to a record $378.5 million.
Medco’s cash flow from operations of $979.4 million for the fourth quarter of 2010 increased by $21.6 million compared to the same period in 2009.
Full-Year Financial and Operational Results
Full-year 2010 net revenues increased 10.3 percent from 2009 to a record of nearly $66.0 billion, primarily as a result of contributions from new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. Included in this performance was service revenues growth of 28.0 percent, reflecting record revenues of $1.08 billion compared to $843 million in full-year 2009. This increase was associated with the UBC acquisition and growth in Medco’s service offerings across the company.
Medco’s generic dispensing rate increased 3.5 percentage points from 2009 to a full-year record of 71.0 percent. The mail-order generic dispensing rate increased 3.7 percentage points to a full-year record of 61.5 percent and the retail generic dispensing rate increased 3.5 percentage points to a full-year record of 72.7 percent. Higher volumes of lower-priced generic drugs reduced net revenues for full-year 2010 by a record amount of approximately $3.68 billion, delivering significant savings to clients and members.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was a record 957.0 million, a 6.5 percent increase over 2009. Mail-order prescription volume increased to a record 109.8 million, a 6.5 percent increase from 2009. Within the full-year 2010 mail-order prescription volume total, generic prescription volumes at mail increased 13.4 percent to a record 67.6 million, while brand-name prescription volumes decreased 3.0 percent to 42.2 million prescriptions.
Retail volumes in 2010 reached a record 630.3 million prescriptions, a 6.6 percent increase over 2009, as a result of the significant new client wins. The full-year 2010 adjusted mail-order penetration rate of 34.1 percent was relatively consistent with the 34.2 percent for 2009.
Total gross margin for 2010 was a record $4.34 billion, representing a 7.7 percent increase over 2009. The total gross margin percentage decreased slightly to 6.6 percent from 6.7 percent in 2009.
Total SG&A expenses of $1.55 billion for full-year 2010 increased 6.5 percent, or $94.9 million, reflecting increased expenses associated with UBC, as well as higher professional fees and other expenses associated with strategic initiatives. When excluding UBC, total SG&A expenses for full-year 2010 increased 4.4 percent, or $63.7 million, over 2009.
Full-year EBITDA reached a record $2.97 billion, an increase of 8.1 percent, or $223.7 million, over 2009. EBITDA per adjusted prescription reached a full-year record of $3.11, representing an increase of 1.6 percent over the $3.06 in 2009 (please see Table 6).

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Total interest and other (income) expense, net, of $163.1 million reflects a slight increase of $0.5 million compared to 2009, attributable to the higher debt levels from the $1.0 billion senior notes issuance, offset by lower interest rates associated with floating rate debt.
Record income before the provision for income taxes of $2.3 billion increased 11.0 percent compared to $2.1 billion in 2009.
The full-year 2010 effective tax rate of 38.9 percent was slightly lower than the 39.1 percent in 2009.
Net income increased 11.5 percent over 2009 to a record of over $1.4 billion.
Medco’s cash flows from operations of $2.34 billion decreased by $1.16 billion compared to 2009 mainly as a result of significant inventory reductions and strong retail claim volume growth in 2009. The company closed the year with over $853 million of cash on its balance sheet.
Specialty Pharmacy
For fourth-quarter 2010, revenues for Accredo Health Group grew 21.3 percent to a record of nearly $3.0 billion. For full-year 2010, Accredo’s revenues increased 19.1 percent to a record of over $11.3 billion. This strong growth primarily reflects the contribution from significant new client wins and growth across the specialty business.
The Accredo fourth-quarter 2010 gross margin percentage decreased to 6.5 percent compared to 7.0 percent for the same period in 2009. Accredo’s full-year 2010 gross margin percentage was 6.8 percent compared to 7.4 percent in 2009. The decline in Accredo’s gross margin percentage primarily results from product, channel and new-client mix. In particular, the 2010 product mix reflects significant growth in the multiple sclerosis, rheumatoid arthritis, and oncology product categories.
Accredo’s operating income for fourth-quarter 2010 grew 30.7 percent to $109.9 million. Full-year operating income increased 22.7 percent to a record $438.2 million from $357.1 million in 2009, driven primarily by the revenue growth.
Share Repurchase Programs
During the fourth quarter of 2010, Medco repurchased a total of 15.8 million shares at a total cost of $963.3 million and an average per-share cost of $61.05. Full-year 2010 share repurchases were 69.9 million shares at a total cost of $4.12 billion with an average per-share cost of $58.97. Since share repurchases commenced in 2005, Medco repurchased a total of 256.2 million shares at a total cost of $11.1 billion with an average per-share cost of $43.18.
For 2011 to-date, Medco repurchased 7.0 million shares with an average per-share cost of $62.06, completing the approximately $0.4 billion remaining of the $3.0 billion authorization that was approved in May 2010. On February 2, 2011, Medco’s Board of Directors authorized a new $3.0 billion share repurchase plan.
2011 Guidance Reaffirmed
Medco expects to achieve full-year 2011 GAAP diluted EPS in the range of $3.53 to $3.66, representing growth of 12 to 16 percent over 2010.
Full-year 2011 diluted EPS, excluding all intangible amortization, is expected in the range of $3.99 to $4.12, representing growth of 12 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9). As previously noted, this new non-GAAP diluted EPS measure is being used commencing in 2011 in order to make it easier for readers of the financial statements to reconcile to GAAP EPS and to enhance comparability in non-GAAP reporting with our industry peers.

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For reference, though the following measure is not being used in 2011, diluted EPS excluding intangible amortization from the 2003 spin-off is guided to increase to a range of $3.80 to $3.93, representing growth of 12 to 16 percent over 2010.
“Similar to our experience in 2010, the EPS contribution from new generic introductions in 2011 is expected to be heavily back-end weighted, comprising approximately 90 percent of the expected value for the year — the result of generic Lipitor’s scheduled availability late in the fourth quarter. Although 2011 is still expected to be the lightest year for new generic introductions in this decade, the stronger second half is followed by a year in which many blockbuster brand name drugs lose their patent protection and become available in generic form. Our clients, members and shareholders stand to benefit from what we anticipate will become the highest level of generic savings generated in our company’s history,” said Richard Rubino, chief financial officer.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data, as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco has historically used diluted earnings per share excluding intangible asset amortization expense from when Medco became a publicly-traded company in 2003 as a supplemental measure of operating performance. The excluded amortization was associated with intangible assets that had been previously pushed down to the consolidated balance sheets of Medco. This measure is being changed in 2011 to exclude all intangible amortization expense to make it easier for readers of the financial statements to reconcile to GAAP EPS and to enhance comparability in non-GAAP reporting with our industry peers.

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Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on Feb. 22, 2011 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on Feb. 22, 2011 through March 8, 2011. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 39561109.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for more than 65 million members.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2010 revenues of nearly $66 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and broader healthcare industry is intense and could impair our ability to attract and retain clients;
•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;
•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;
•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 8
•	If we or our suppliers fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;
•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;
•	From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;
•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;
•	Our Specialty Pharmacy business is dependent on our relationships with a limited number of suppliers and our clinical research services are dependent on our relationships with a limited number of clients. As such, the loss of one or more of these relationships, or limitations on our ability to provide services to these suppliers or clients, could significantly impact our ability to sustain and/or improve our financial performance;
•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;
•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased billing, cash application and credit risks. Additionally, current economic conditions may expose us to increased credit risk;
•	Changes in reimbursement, including reimbursement for durable medical equipment, could negatively affect our revenues and profits;
•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;
•	Demand for our clinical research services depends on the willingness of companies in the pharmaceutical and biotechnology industries to continue to outsource clinical development and on our reputation for independent, high-quality scientific research and evidence development;
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;
•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;
•	Changes in industry pricing benchmarks could adversely affect our financial performance;
•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;
•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;
•	We may be subject to liability claims for damages and other expenses not covered by insurance;
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;
•	Business process and technology infrastructure improvements associated with our agile enterprise initiative may not be successfully or timely implemented or may fail to operate as designed and intended, causing the Company’s performance to suffer;

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•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	We are subject to certain risks associated with our international operations; and
•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Medco Health Solutions, Inc.
Consolidated Statements of Income
(In millions, except for per share data)
Table 1.

	Quarters Ended		Full Years Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
Product net revenues (Includes retail co-payments of $2,275 and $2,173 in the fourth quarters of 2010 and 2009, and $9,241 and $8,661 in the full years ended 2010 and 2009)	$16,580.5	$15,024.9	$64,889.4	$58,961.4
Service revenues	349.7	220.3	1,078.9	842.8

Total net revenues	16,930.2	15,245.2	65,968.3	59,804.2

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,275 and $2,173 in the fourth quarters of 2010 and 2009, and $9,241 and $8,661 in the full years ended 2010 and 2009)	15,637.1	14,138.6	61,302.4	55,523.1
Cost of service revenues	131.9	79.5	330.8	254.1

Total cost of revenues	15,769.0	14,218.1	61,633.2	55,777.2
Selling, general and administrative expenses	428.5	375.5	1,550.4	1,455.5
Amortization of intangibles	75.0	75.5	287.4	305.6
Interest expense	49.5	40.7	172.5	172.5
Interest (income) and other (income) expense, net	0.9	(0.8)	(9.4)	(9.9)

Total costs and expenses	16,322.9	14,709.0	63,634.1	57,700.9

Income before provision for income taxes	607.3	536.2	2,334.2	2,103.3
Provision for income taxes	228.8	194.7	906.9	823.0

Net income	$378.5	$341.5	$1,427.3	$1,280.3

Basic weighted average shares outstanding	421.4	477.0	443.0	481.1
Basic earnings per share	$0.90	$0.72	$3.22	$2.66

Diluted weighted average shares outstanding	430.2	487.2	451.8	490.0
Diluted earnings per share	$0.88	$0.70	$3.16	$2.61

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Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
Table 2.

	December 25,	December 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$853.4	$2,528.2
Short-term investments	56.7	20.1
Manufacturer accounts receivable, net	1,895.1	1,765.5
Client accounts receivable, net	2,553.1	2,063.3
Income taxes receivable	4.0	198.3
Inventories, net	1,013.2	1,285.3
Prepaid expenses and other current assets	71.8	67.1
Deferred tax assets	238.4	230.8

Total current assets	6,685.7	8,158.6
Property and equipment, net	993.6	912.5
Goodwill	6,939.5	6,333.0
Intangible assets, net	2,409.8	2,428.8
Other noncurrent assets	68.7	82.6

Total assets	$17,097.3	$17,915.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$3,495.4	$3,506.4
Client rebates and guarantees payable	2,453.2	2,106.9
Accrued expenses and other current liabilities	910.2	718.6
Short-term debt	23.6	15.8

Total current liabilities	6,882.4	6,347.7
Long-term debt, net	5,003.6	4,000.1
Deferred tax liabilities	985.1	958.8
Other noncurrent liabilities	239.4	221.7

Total liabilities	13,110.5	11,528.3

Total stockholders’ equity	3,986.8	6,387.2

Total liabilities and stockholders’ equity	$17,097.3	$17,915.5

	December 25,	December 26,
	2010	2009
Balance Sheet Debt
Accounts receivable financing facility	$—	$—
Other short-term debt	23.6	15.8
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.7	498.2
6.125% senior notes due 2013, net of unamortized discount	299.2	298.8
2.750% senior notes due 2015, net of unamortized discount	499.8	—
7.125% senior notes due 2018, net of unamortized discount	1,190.1	1,189.1
4.125% senior notes due 2020, net of unamortized discount	498.9	—
Fair value of interest rate swap agreements	16.9	14.0

Total debt	$5,027.2	$4,015.9

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Medco Health Solutions, Inc.
Consolidated Statements of Cash Flows
(In millions)
Table 3.

	Full Years Ended
	December 25,	December 26,
	2010	2009
Cash flows from operating activities:
Net income	$1,427.3	$1,280.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	189.5	179.0
Amortization of intangibles	287.4	305.6
Deferred income taxes	(114.2)	(222.1)
Stock-based compensation on employee stock plans	155.1	146.0
Tax benefit on employee stock plans	94.9	106.2
Excess tax benefits from stock-based compensation arrangements	(52.0)	(64.3)
Other	131.2	138.3
Net changes in assets and liabilities (net of acquisition effects for 2010):
Manufacturer accounts receivable, net	(129.7)	93.4
Client accounts receivable, net	(550.2)	(515.4)
Income taxes receivable	194.3	15.1
Inventories, net	271.0	571.4
Prepaid expenses and other current assets	1.5	259.6
Other noncurrent assets	(5.4)	12.8
Claims and other accounts payable	(18.9)	627.2
Client rebates and guarantees payable	346.3	448.2
Accrued expenses and other current and noncurrent liabilities	116.6	120.1

Net cash provided by operating activities	2,344.7	3,501.4

Cash flows from investing activities:
Capital expenditures	(250.1)	(238.8)
Purchases of securities and other assets	(58.4)	(153.4)
Acquisitions of businesses, net of cash acquired	(752.5)	—
Proceeds from sale of securities and other investments	41.5	87.2

Net cash used by investing activities	(1,019.5)	(305.0)

Cash flows from financing activities:
Proceeds from long-term debt	4,703.7	—
Repayments on long-term debt	(3,730.5)	—
Proceeds from accounts receivable financing facility and other	557.8	15.8
Repayments under accounts receivable financing facility	(550.0)	(600.0)
Debt issuance costs	(8.3)	(0.4)
Purchases of treasury stock	(4,124.8)	(1,238.5)
Excess tax benefits from stock-based compensation arrangements	52.0	64.3
Net proceeds from employee stock plans	100.1	152.2

Net cash used by financing activities	(3,000.0)	(1,606.6)

Net (decrease) increase in cash and cash equivalents	(1,674.8)	1,589.8
Cash and cash equivalents at beginning of year	2,528.2	938.4

Cash and cash equivalents at end of year	$853.4	$2,528.2

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 12
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 25,			December 26,	December 25,			December 26,
	2010 (1)	Variance		2009	2010 (1)	Variance		2009
Consolidated income statement results
Retail product revenues (2)	$10,258.0	$942.5	10.1%	$9,315.5	$40,209.3	$3,612.9	9.9%	$36,596.4
Mail-order product revenues	6,322.5	613.1	10.7%	5,709.4	24,680.1	2,315.1	10.4%	22,365.0

Total product net revenues (2)	16,580.5	1,555.6	10.4%	15,024.9	64,889.4	5,928.0	10.1%	58,961.4

Client and other service revenues	223.4	44.5	24.9%	178.9	823.3	138.3	20.2%	685.0
Manufacturer service revenues	126.3	84.9	N/M *	41.4	255.6	97.8	62.0%	157.8

Total service revenues	349.7	129.4	58.7%	220.3	1,078.9	236.1	28.0%	842.8

Total net revenues (2)	16,930.2	1,685.0	11.1%	15,245.2	65,968.3	6,164.1	10.3%	59,804.2

Cost of product net revenues (2)	15,637.1	1,498.5	10.6%	14,138.6	61,302.4	5,779.3	10.4%	55,523.1
Cost of service revenues	131.9	52.4	65.9%	79.5	330.8	76.7	30.2%	254.1

Total cost of revenues (2)	15,769.0	1,550.9	10.9%	14,218.1	61,633.2	5,856.0	10.5%	55,777.2
Selling, general and administrative expenses	428.5	53.0	14.1%	375.5	1,550.4	94.9	6.5%	1,455.5
Amortization of intangibles	75.0	(0.5)	-0.7%	75.5	287.4	(18.2)	-6.0%	305.6
Interest expense	49.5	8.8	21.6%	40.7	172.5	—	0.0%	172.5
Interest (income) and other (income) expense, net	0.9	1.7	N/M *	(0.8)	(9.4)	0.5	-5.1%	(9.9)

Income before provision for income taxes	607.3	71.1	13.3%	536.2	2,334.2	230.9	11.0%	2,103.3
Provision for income taxes	228.8	34.1	17.5%	194.7	906.9	83.9	10.2%	823.0

Net Income	$378.5	$37.0	10.8%	$341.5	$1,427.3	$147.0	11.5%	$1,280.3

Diluted earnings per share
Weighted average shares outstanding	430.2	(57.0)	-11.7%	487.2	451.8	(38.2)	-7.8%	490.0

Earnings per share	$0.88	$0.18	25.7%	$0.70	$3.16	$0.55	21.1%	$2.61

Earnings per share, excluding spin-off intangible amortization (3)	$0.94	$0.18	23.7%	$0.76	$3.40	$0.57	20.1%	$2.83

Gross margin (4)
Product	$943.4	$57.1	6.4%	$886.3	$3,587.0	$148.7	4.3%	$3,438.3
Product gross margin percentage	5.7%	-0.2%		5.9%	5.5%	-0.3%		5.8%
Service	$217.8	$77.0	54.7%	$140.8	$748.1	$159.4	27.1%	$588.7
Service gross margin percentage	62.3%	-1.6%		63.9%	69.3%	-0.6%		69.9%
Total	$1,161.2	$134.1	13.1%	$1,027.1	$4,335.1	$308.1	7.7%	$4,027.0
Total gross margin percentage	6.9%	0.2%		6.7%	6.6%	-0.1%		6.7%

(1)	Includes United BioSource Corporation’s (“UBC”) operating results commencing on the September 16, 2010 acquisition date.

(2)	Includes retail co-payments of $2,275 million and $2,173 million for the fourth quarters of 2010 and 2009, and $9,241 million and $8,661 million for the full years ended 2010 and 2009.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding spin-off intangible amortization.

(4)	Represents total net revenues minus total cost of revenues.

*	Not meaningful

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 13
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

					Full Year			Full Year
	Quarter Ended			Quarter Ended	Ended			Ended
	December 25,			December 26,	December 25,			December 26,
	2010 (1)	Variance		2009	2010 (1)	Variance		2009
Volume Information
Generic mail-order prescriptions	17.5	2.3	15.1%	15.2	67.6	8.0	13.4%	59.6
Brand mail-order prescriptions	10.4	(0.4)	-3.7%	10.8	42.2	(1.3)	-3.0%	43.5

Total mail-order prescriptions	27.9	1.9	7.3%	26.0	109.8	6.7	6.5%	103.1
Retail prescriptions	161.4	11.3	7.5%	150.1	630.3	38.9	6.6%	591.4

Total prescriptions	189.3	13.2	7.5%	176.1	740.1	45.6	6.6%	694.5

Adjusted prescriptions (2)	244.3	16.9	7.4%	227.4	957.0	58.2	6.5%	898.8
Adjusted mail-order penetration (3)	33.9%	-0.1%		34.0%	34.1%	-0.1%		34.2%

Generic Dispensing Rate Information
Retail generic dispensing rate	73.8%	3.8%		70.0%	72.7%	3.5%		69.2%
Mail-order generic dispensing rate	62.9%	4.6%		58.3%	61.5%	3.7%		57.8%
Overall generic dispensing rate	72.2%	3.9%		68.3%	71.0%	3.5%		67.5%

Manufacturer Rebate Information
Rebates earned	$1,478	$97	7.0%	$1,381	$5,806	$434	8.1%	$5,372
Percent of rebates retained	13.0%	-1.1%		14.1%	12.5%	-1.2%		13.7%

Depreciation Information
Cost of revenues depreciation	$16.9	$4.6	37.4%	$12.3	$54.1	$6.2	12.9%	$47.9
SG&A expenses depreciation	36.9	5.9	19.0%	31.0	135.4	4.3	3.3%	131.1

Total depreciation	$53.8	$10.5	24.2%	$43.3	$189.5	$10.5	5.9%	$179.0

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)
Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended			Full Years Ended
	December 25,	December 26,		December 25,	December 26,
	2010 (1)	2009		2010 (1)	2009
EBITDA Reconciliation:
Net income	$378.5	$341.5		$1,427.3	$1,280.3
Add:
Interest expense	49.5	40.7		172.5	172.5
Interest (income) and other (income) expense, net	0.9	(0.8)		(9.4)	(9.9)
Provision for income taxes	228.8	194.7	(2)	906.9	823.0	(2)
Depreciation expense	53.8	43.3		189.5	179.0
Amortization expense	75.0	75.5		287.4	305.6

EBITDA	$786.5	$694.9		$2,974.2	$2,750.5

Adjusted prescriptions (3)	244.3	227.4		957.0	898.8

EBITDA per adjusted prescription	$3.22	$3.06		$3.11	$3.06

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)	The fourth quarter of 2009 includes an income tax benefit of $22 million.

(3)
Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 14
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

					Full Year			Full Year
	Quarter Ended			Quarter Ended	Ended			Ended
	December 25,			December 26,	December 25,			December 26,
	2010	Variance		2009	2010	Variance		2009
Specialty Pharmacy:
Product net revenues	$2,952.2	$519.9	21.4%	$2,432.3	$11,246.1	$1,810.9	19.2%	$9,435.2
Service revenues	27.9	3.7	15.3%	24.2	103.2	10.9	11.8%	92.3

Total net revenues	2,980.1	523.6	21.3%	2,456.5	11,349.3	1,821.8	19.1%	9,527.5
Total cost of revenues	2,786.7	501.1	21.9%	2,285.6	10,573.1	1,747.4	19.8%	8,825.7
Selling, general and administrative expenses	72.9	(3.0)	-4.0%	75.9	295.3	(1.9)	-0.6%	297.2
Amortization of intangibles	10.6	(0.3)	-2.8%	10.9	42.7	(4.8)	-10.1%	47.5

Operating Income	$109.9	$25.8	30.7%	$84.1	$438.2	$81.1	22.7%	$357.1

Gross Margin (1)	$193.4	$22.5	13.2%	$170.9	$776.2	$74.4	10.6%	$701.8
Gross margin percentage	6.5%	-0.5%		7.0%	6.8%	-0.6%		7.4%

(1)	Represents total net revenues minus total cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Full Years Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.88	$0.70	$3.16	$2.61

Adjustment for the amortization of spin-off intangible assets (1)	0.06	0.06	0.24	0.22

Diluted earnings per share, excluding spin-off intangible amortization	$0.94	$0.76	$3.40	$2.83

Adjustment for the remaining amortization of intangible assets (2)	0.05	0.03	0.15	0.15

Diluted earnings per share, excluding all intangible amortization	$0.99	$0.79	$3.55	$2.98

(1)	This adjustment represents the per-share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

(2)	This adjustment represents the per-share effect of the remaining intangible amortization.

Medco Fourth-Quarter, Full-Year 2010 Earnings, Page 15
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year Ended	Full Year Ended	Estimated
	December 26, 2009	December 25, 2010	Full Year Ended December 31, 2011
	Actual	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.61	$3.16	$3.53	$3.66

Adjustment for the amortization of spin-off intangible assets (1)	0.22	0.24	0.27	0.27

Diluted earnings per share, excluding spin-off intangible amortization	$2.83	$3.40	$3.80	$3.93

Adjustment for the remaining amortization of intangible assets (2)	0.15	0.15	0.19	0.19

Diluted earnings per share, excluding all intangible amortization	$2.98	$3.55	$3.99	$4.12

Diluted earnings per share growth over prior year		21%	12%	16%
Diluted earnings per share growth over prior year, excluding spin-off intangible amortization		20%	12%	16%
Diluted earnings per share growth over prior year, excluding all intangible amortization		19%	12%	16%

(1)	This adjustment represents the per-share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

(2)	This adjustment represents the per-share effect of the remaining intangible amortization.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 10.

	Quarters Ended				Full Year Ended
	March 27,	June 26,	September 25,	December 25,	December 25,
	2010	2010	2010	2010	2010
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.67	$0.77	$0.85	$0.88	$3.16

Adjustment for the amortization of spin-off intangible assets (1)	0.06	0.06	0.06	0.06	0.24

Diluted earnings per share, excluding spin-off intangible amortization	$0.73	$0.83	$0.91	$0.94	$3.40

Adjustment for the remaining amortization of intangible assets (2)	0.03	0.04	0.04	0.05	0.15

Diluted earnings per share, excluding all intangible amortization	$0.76	$0.87	$0.95	$0.99	$3.55

(1)	This adjustment represents the per-share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

(2)	This adjustment represents the per-share effect of the remaining intangible amortization.